Exhibit 99.1

Agenus Provides R&D Update & Second Quarter Financial Report

•	Dr. Chuck Drake & Dr. Bree Wilky to discuss AGEN1181 & zalifrelimab - new responses

•	AGEN2373 achieves durable SDs in early Ph1; balstilimab combos to start

•	Zalifrelimab achieves responses in PD-1 failures (1CR, 3PRs); Ph2 expansion underway

•	Next-gen CTLA-4, PD-1 & iNKT activating therapy shows curative potential (AACR2020)

•	Renewably sourced QS-21 shows bio-equivalence; QS-21 enhances antibody titers in SARS-CoV-2 models

•	Partnership with Betta Pharmaceuticals for greater China rights to Bali/Zali closes with $35M in cash and equity, plus up to $100M in milestones plus royalties

LEXINGTON, Mass., August 6, 2020 /PRNewswire/ — Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with an extensive pipeline of checkpoint antibodies, cell therapy, adjuvants, and vaccines designed to activate immune response to cancers and infections, today provided an R&D and business update and reported financial results for the second quarter of 2020.

•	Balstilimab BLA filing to be initiated in current quarter

•	Balstilimab granted FTD and eligible for priority review

•	Combo trial with zali completes accrual & required follow-up; BLA planning underway

•	Zalifrelimab actives responses in PD-1 refractory tumors (1CR, 3PRs)

•	Ph2 expansion trial in angiosarcoma underway; additional cancers to follow

•	AGEN1181 combo w bali achieves CR with both primary and metastatic tumors confirmed by PET scan

•	Updated Ph1 achieves a total of 2 CRs & clinical benefit (CR/PR/SD) in ~65% patients

•	Expansion cohorts in NSCLC, MSS tumors, melanoma, and RCC launched

•	AGEN2373 achieves durable SD in ovarian, lung, sarcoma

•	No liver toxicity observed

•	AGEN2373 advancing to combo with balstilimab

•	Production of QS-21 from a renewable source achieved and equivalence to QS-21 Saponin demonstrated

•	High-yield process development underway

•	Bioequivalence to first-generation demonstrated

•	Enhanced antibody responses achieved in SARS-CoV-2 models

•	Completed partnership with Betta Pharmaceuticals; $15M upfront, $20M equity investment, $100M in milestones & royalties

•	Rights to balstilimab and zalifrelimab for Greater China

•	Clinical development in major cancers being planned

First Quarter Financial Results

We ended the second quarter of 2020 with a cash balance of $79 million as compared to $62 million at December 31, 2019. Subsequent to the quarter end we received $35 million related to our Betta partnership. With this and other anticipated cash inflows, based on our current plans and projections our cash position will be sufficient to support our operations into the third quarter of 2021.

For the second quarter ended June 30, 2020, our cash used in operations was $37 million and we reported a net loss of $48 million or $0.28 per share. This compares to cash used in operations for the same period in 2019 of $36 million and a net loss of $52 million or $0.38 per share.

Our cash used in operations for the six months ended June 30, 2020 was $72 million with a net loss of $94 million or $0.59 per share compared to cash provided by operations of $41 million and a net loss for the same period in 2019 of $34 million or $0.24 per share.

For the six-month period ended June 30, 2020, we recognized revenue of $42 million which includes revenue related to the upfront license fee from our transaction with Betta in addition to non-cash royalties earned. For the same period in 2019 we recorded revenue of $96 million which includes revenue related to the upfront license fee from our transaction with Gilead in addition to non-cash royalties earned.

Select Financial Information

(in thousands, except per share data)

(unaudited)

	June 30, 2020	December 31, 2019
Cash and cash equivalents	$79,171	$61,808

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues, research and development	$18,068	$4,399	$19,996	$75,271
Revenues, non-cash royalty	7,846	9,263	21,002	17,869
Revenues, other	1,031	2,053	1,075	2,468

Total Revenue	26,945	15,715	42,073	95,608

Research and development expenses	38,550	45,243	74,913	85,374
General and administrative expenses	14,195	11,405	24,809	22,211
Cost of service revenue	634	—	634	—
Other expense (income)	623	540	1,865	(115)
Non-cash interest expense	14,347	10,181	28,191	19,609
Loss on modification of debt	—	—	2,720	—
Non-cash contingent consideration fair value adjustment	6,840	213	2,456	2,961

Net loss	$(48,244)	$(51,867)	$(93,515)	$(34,432)

Net loss per share attributable to Agenus Inc. common	$(0.28)	$(0.38)	$(0.59)	$(0.24)

Cash (used in) provided by operations	$(37,375)	$(35,704)	$(71,880)	$40,883

Call Access

To access the live call, dial 1-844-492-3727 (U.S.) or 1-412-317-5118 (International) and ask to be joined into the Agenus call. The call will also be webcast and will be accessible from the Company’s website at http://investor.agenusbio.com/presentation-webcasts or via https://www.webcaster4.com/Webcast/Page/1556/35715. A replay will be available approximately two hours after the call and will remain available until November 7, 2020.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its AgenTus Therapeutics subsidiary), and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding clinical development and regulatory plans and timelines and anticipated corporate milestones. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Investor Contact:

Jennifer S. Buell, PhD

781-674-4420

Jennifer.Buell@agenusbio.com